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Monsanto Exclusive Forum Bylaw Investor Q&A

1.	What is an exclusive forum bylaw?
A bylaw providing that shareowner lawsuits against the company, its directors or its officers of a specified nature may only be brought in the state of its incorporation – in the case of Monsanto, a Delaware state court or, if it lacks jurisdiction, a Delaware federal court.
2.	What kind of shareowner lawsuits are covered by the bylaw?
•	Derivative litigation;
•	Actions asserting breaches of fiduciary duty, including a claim alleging the aiding and abetting of such a breach;
•	Actions arising pursuant to any provision of the Delaware General Corporation Law or the company's charter or bylaws; and
•	Actions asserting claims governed by the internal affairs doctrine.
3.	Why did the Monsanto board of directors adopt an exclusive forum bylaw?
The Monsanto board of directors adopted the bylaw because it believes that exclusive forum provisions provide a number of benefits.
•	For example, Delaware has specialized business-oriented courts with sophisticated judges that are experienced in applying the state's corporate law.
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In addition, an exclusive forum provision can help to prevent duplicative and wasteful multi-forum litigation arising out of one event or transaction, which can occur when similar actions are filed in multiple jurisdictions, and which can result in unnecessary expense that is ultimately borne by Monsanto shareowners.

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In fact, Monsanto's exclusive forum bylaw has already worked:  it was effective in getting a recent lawsuit brought in Missouri state court dismissed because the lawsuit should have been brought in a Delaware court.

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Finally, Monsanto is not alone.  Forum selection bylaws are routinely adopted by boards of directors without shareowner approval.  Since mid-2013, when the Delaware courts first held that boards of directors have the authority to adopt forum selection bylaws without shareowner approval, over 500 companies have adopted exclusive forum bylaws.  Today, more than 1,300 U.S. companies have exclusive forum provisions in their charter or bylaws.